Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-132747

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Relative Performance Securities	$ 1,705,000	$ 67.01
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006)

Relative Performance Securities

UBS AG $1,705,000 Notes
Linked to the Relative Performance of the S&P 500® Index and the Russell 2000® Index due October 30, 2009

Issuer (Booking Branch):	UBS AG
Maturity Date:	The Notes will mature on October 30, 2009
Term:	18 Months
Coupon:	We will not pay you interest during the term of the Notes.
Underlying Indexes:	The return on the Notes is linked to the relative performance of the S&P 500® Index (the “Long Index”) and the Russell 2000® Index (the “Short Index”). The Long Index and the Short Index are together referred to as the “Indexes”.
Payment at Maturity:	At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the comparative performance of the Long Index and the Short Index during the term of the Notes.
➢ If the Long Index Return is greater than the Short Index Return, you will receive: $10 + ($10 × Participation Rate × Relative Performance Amount).
➢ If the Long Index Return and Short Index Return are equal, you will receive $10 per Note.

➢

If the Short Index Return is greater than the Long Index Return, you will receive: $10 + ($10 × Relative Performance Amount). Because the Relative Performance Amount will be negative, you will receive less than $10 per Note (but in no event will you lose more than your principal).

For a description of how your payment at maturity will be calculated, see “What are the steps to calculate payment at maturity?” on page S-3 and “Specific Terms of the Notes — Payment at Maturity” on page S-23.
You may lose some or all of your principal
You will lose some or all of your investment if the Relative Performance Amount is negative, and the Notes do not guarantee any return of principal at maturity.
You are not investing in a basket of the Indexes
Your return will be based on the performance of the Indexes relative to each other, not the absolute performance of the Indexes. Therefore, your return may be less than the absolute return on the Indexes, and may be negative even if the performance of the Indexes is positive.
Participation Rate:	111%
Relative Performance Amount:	Long Index Return – Short Index Return
Index Return for each Index: (the “Long Index Return” and the “Short Index Return”)	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	1397.84, for the Long Index, and 721.88, for the Short Index, the closing level of each respective Index on April 25, 2008 (the “trade date”).
Index Ending Level:	The closing level of each respective Index on October 27, 2009 (the “final valuation date”).
No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
CUSIP Number:	902644301
ISIN Number:	US9026443013

See “Risk Factors” beginning on page S-7 for risks related to an investment in the Notes.

This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Note	$10.00	$0.175	$9.825
Total	$1,705,000	$29,837.50	$1,675,162.50

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated April 25, 2008

ADDITIONAL INFORMATION ABOUT UBS AND THE RELATIVE PERFORMANCE SECURITIES

You should read this prospectus supplement together with the prospectus dated March 27, 2006, relating to our Medium Term Notes, Series A, of which the Notes are a part. You may access these documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

➢	Prospectus dated March 27, 2006: http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 0001114446.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Introduction	3
Cautionary Note Regarding Forward Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer.	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Prospectus Supplement Summary

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Relative Performance Securities?

The Relative Performance Securities (the “Notes”) are medium-term notes issued by UBS whose return is linked to the comparative performance of the S&P 500® Index (the “Long Index”) and the Russell 2000® Index (the “Short Index”).

The S&P 500® Index (the “S&P 500 Index”) is intended to provide an indication of the pattern of stock price movement. The daily calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 Index is comprised of the following ten main groups: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunications Services and Utilities.

The Russell 2000® Index (the “Russell 2000 Index”) is designed to track the performance of the small capitalization segment of the U.S. equity market. It measures the composite price performance of stock of 2,000 companies domiciled in the United States and its territories. All 2000 stocks trade on a major U.S. stock exchange. The Russell 2000 comprises the 2,000 smallest companies of the Russell 3000® Index (the “Russell 3000”) and represents approximately 8% of its total market capitalization. The Russell 3000 in turn comprises the 3000 largest U.S. companies as measured by total market capitalization, which together represent approximately 98% of the U.S. equity markets open to public investment.

You will receive a cash payment at maturity that is based on the comparative performance of the Long Index and the Short Index during the term of the Notes.

➢	If the Long Index Return is greater than the Short Index Return (i.e., if the Relative Performance Amount is positive), you will receive an amount per Note calculated as follows: $10 + ($10 × Participation Rate × Relative Performance Amount).
➢	If the Long Index Return and Short Index Return are equal, you will receive $10 per Note.
➢	If the Short Index Return is greater than the Long Index Return (i.e., if the Relative Performance Amount is negative), you will receive an amount per Note calculated as follows: $10 + ($10 × Relative Performance Amount). Because the Relative Performance Amount will be negative, you will receive less than $10 per Note (but in no event will you lose more than your principal).

For a description of how your payment at maturity will be calculated, see “What are the steps to calculate payment at maturity?” on page S-3 and “Specific Terms of the Notes — Payment at Maturity” on page S-23.

The Notes do not guarantee any return of principal at maturity. You may lose some or all of your investment if the Long Index does not outperform the Short Index. To achieve a positive return on your Notes at maturity, the Long Index must outperform the Short Index. We will not pay you interest during the term of the Notes.

Selected Purchase Considerations

➢	Growth Potential — The Notes provide the potential to enhance returns by multiplying any Relative Performance Amount by 111%.
➢	Minimum Investment — Your minimum investment is 100 Notes at a principal amount of $10.00 per Note (a minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

What are some of the risks of the Notes?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” on page S-7.

➢	You Will Lose Some or All of Your Principal If the Relative Performance Is Negative — The Notes do not guarantee any return of principal. The return on the Notes at maturity is solely dependent on the relative performance, which is the Long Index Return minus the Short Index Return. The absolute performance levels of the Indexes are not relevant to the return on the Notes. Consequently, you will not realize a positive return on your investment in the Notes, unless the relative performance is positive. A negative relative performance will result in the loss of some or all of your investment. A negative relative performance will result any time that (i) the Short Index Return exceeds the Long Index Return, even if each of the Long Index Return and Short Index Return are positive amounts or (ii) the decrease in the level of the Short Index is less than the decrease in the Long Index when the Long Index Return and Short Index Return are negative amounts.
➢	The Notes Do Not Represent an Investment in a Basket of the Indexes — The Notes do NOT represent an investment in a basket of the Indexes. The relative performance will be negative, and you will lose some or all of your principal, if the Short Index Return exceeds the Long Index Return, regardless of the performance of each of the Indexes in absolute terms. The benefit to you of any increase in the level of the Long Index may be offset or negated entirely by increases in the level of the Short Index. You will not benefit from any increase in the level of the Short Index, regardless of the performance of the Long Index, and even a decline in the level of the Short Index may not benefit you unless the Long Index declines by a lesser amount, because the return on the Notes is solely dependent on the relative performance of the Indexes.
➢	No Interest or Dividend Payments or Voting Rights — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any Index would have.
➢	No listing — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
➢	Credit of Issuer — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS affects the market value of the Notes.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation.

The Notes may be a suitable investment for you if:

➢	You are comfortable making an investment based upon relative rather than absolute index performance.
➢	You believe that the Long Index will outperform the Short Index over the term of the Notes.
➢	You are willing to hold the Notes to maturity and accept that there may be no secondary market for the Notes.
➢	You are willing to be exposed to the risk of loss of some or all of your investment.
➢	You do not seek current income from this investment.
➢	You are willing to invest in the Notes with a 111% participation rate.

The Notes may not be suitable for you if:

➢	You are unwilling to be exposed to the risk of loss of some or all of your investment.

➢	You are not comfortable making an investment based upon relative rather than absolute performance.
➢	You believe the Short Index will outperform the Long Index over the term of the Notes.
➢	You seek current income from your investments.
➢	You seek an investment for which there will be an active secondary market.
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page S-30 and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract relating to the Long Index and the Short Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you held your Notes for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations—Alternative Treatments” on page S-31.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page S-30 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Notes purchased after the bill is enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Notes.

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

Step 1: Calculate the Long Index Return and the Short Index Return.

The Index Return for each Index, which may be positive or negative, is the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage of the closing level of the Index on the trade date, calculated as follows:

Index Return  =
Index Ending Level – Index Starting Level

Index Starting Level

The Index Starting Level is 1397.84 for the Long Index and 721.88 for the Short Index, the closing level of the respective Index on the trade date, and the Index Ending Level is the closing level of the respective Index on the final valuation date.

Step 2: Calculate the Relative Performance Amount.

The Relative Performance Amount, which may be positive or negative, is determined by the following formula:

Long Index Return – Short Index Return Rule: 0m Font-Size: 10.0pt Align: CENTER

Step 3: Calculate the cash payment at maturity.

If the Long Index Return is greater than the Short Index Return, you will receive an amount per Note calculated as follows:

$10 + ($10 × Participation Rate × Relative Performance Amount).

If the Long Index Return and Short Index Return are equal, you will receive $10 per Note.

If the Short Index Return is greater than the Long Index Return, you will receive an amount per Note calculated as follows (because the Relative Performance Amount will be negative, you will receive less than $10 per Note, but in no event will you lose more than your principal):

$10 + ($10 × Relative Performance Amount).

How do the Notes perform at Maturity?

Hypothetical Examples

Assumptions:

Long Index Starting Level:	1397.84
Short Index Starting Level:	721.88
Participation Rate:	111%
Principal amount per Note:	$10.00

Example 1 — On the final valuation date, the Long Index closes at 1677.41, which is 20% above the starting level of 1397.84, and the Short Index closes at 685.79, which is 5% below the starting level of 721.88.

$10.00 + ($10.00 × Participation Rate × Relative Performance Amount)

$10.00 + $10.00 × 111% × (20% – (–5%))

$10.00 + $10.00 × 111% × 25%

$12.775

Since the Relative Performance Amount is positive, at maturity investors will receive a cash payment of $12.775 per $10 principal amount of Notes (27.75% total return on Notes)

Example 2 — On the final valuation date, the Long Index closes at 1677.41, which is 20% above the starting level of 1397.84, and the Short Index closes at 866.26, which is 20% above the starting level of 721.88.

$10.00 + ($10.00 × Participation Rate × Relative Performance Amount)

$10.00 + $10.00 × (20% – 20%)

$10.00

Since the Relative Performance Amount is 0, at maturity investors will receive a cash payment of $10.00 per $10 principal amount of Notes (0% total return on Notes)

Example 3 — On the final valuation date, the Long Index closes at 1537.62, which is 10% above the starting level of 1397.84, and the Short Index closes at 866.26, which is 20% above the starting level of 721.88.

$10.00 + ($10.00 × Relative Performance Amount)

$10.00 + $10.00 × (10% – 20%)

$9.00

Since the Relative Performance Amount is negative, at maturity investors will receive a cash payment of $9.00 per $10 principal amount of Notes (–10% total return on the Notes)

Example 4 — On the final valuation date, the Long Index closes at 1048,38, which is 25% below the starting level of 1397.84, and the Short Index closes at 866.26, which is 20% above the starting level of 721.88.

$10.00 + ($10.00 × Relative Performance Amount)

$10.00 + $10.00 × (–25% – 20%)

$10.00 + $10.00 × –45%

$5.50

Since the Relative Performance Amount is negative, at maturity investors will receive a cash payment of $5.50 per $10 principal amount of Notes (–45% total return on the Notes)

Hypothetical Performance of the Notes at Maturity

The table and graph below represent the hypothetical performance of an investment in the Notes, illustrating the relationship of the Relative Performance Amount relative to the return on the Notes.

Assumptions:

Principal Amount:	$10
Term:	18 Months
Participation Rate:	In the following examples, if the Long Index Return is greater than the Short Index the Participation Rate will equal 111%. If the Long Index Return is not greater than the Short Index Return, the Participation Rate will equal 1.

	Performance of the Securities
Relative Performance Amount	Payment at Maturity	Security Return*
100.0%	$21.10	111.0%
90.0%	$19.99	99.9%
80.0%	$18.88	88.8%
60.0%	$16.66	66.6%
40.0%	$14.44	44.4%
20.0%	$12.22	22.2%
10.0%	$11.11	11.1%
0.0%	$10.00	0.0%
-5.0%	$9.50	-5.0%
-10.0%	$9.00	-10.0%
-20.0%	$8.00	-20.0%
-30.0%	$7.00	-30.0%
-40.0%	$6.00	-40.0%
-50.0%	$5.00	-50.0%
-80.0%	$2.00	-80.0%
-100.0%	$0.00	-100.0%
*	Values have been rounded for ease of analysis

Risk Factors

The return on the Notes is linked to the comparative performance of the Long Index and the Short Index. This section describes the most significant risks relating to the Notes. A negative Relative Performance Amount will reduce your cash payment at maturity below your principal. You may lose some or all of your investment if the Relative Performance Amount is negative during the term of the Notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Notes.

You will lose some or all of your principal if the Relative Performance Amount is negative

The return on the Notes is solely dependent on the Relative Performance Amount, which is based solely on the Long Index Return relative to the Short Index Return. The absolute performance levels of the Indexes are irrelevant to the return on the Notes. Consequently, the Notes do not guarantee any return of principal at maturity, and you will not realize a positive return on your investment in the Notes unless the Relative Performance Amount is positive. A negative Relative Performance Amount will result in the loss of some or all of your investment. A negative Relative Performance Amount will result any time that the Short Index Return exceeds the Long Index Return, even if each of the Long Index Return and Short Index Return are positive amounts.

The Notes do not represent an investment in a basket of the Indexes

The Notes do NOT represent an investment in a basket of the Indexes. The Relative Performance Amount will be negative, and you will lose some or all of your principal, if the Short Index Return exceeds the Long Index Return, regardless of the performance of each of the Indexes in absolute terms. The benefit to you of any increase in the level of the Long Index may be offset or negated entirely by increases in the level of the Short Index. You will not benefit from any increase in the level of the Short Index, regardless of the performance of the Long Index, and even a decline in the level of the Short Index may not benefit you unless the Long Index declines by a lesser amount, because the return on the Notes is solely dependent on the relative performance of the Indexes.

See “What are the steps to calculate payment at maturity?” on page S-3.

Owning the Notes is not the same as owning the Index Constituent Stocks of either the Long Index or the Short Index or a security directly linked to the performance of either the Long Index or the Short Index.

The return on your Notes will not reflect the return you would realize if you actually owned the constituent stocks of the Long Index or the Short Index or a security directly linked to the performance of either Index and held such investment for a similar period because the level of each Index is calculated in part by reference to the prices of the respective Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks. In addition, as described above, the return on the Notes is not dependent on the absolute performance levels of the Indexes, but on their relative performance.

The market value of the Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control and interrelate in complex ways, will influence the market value of the Notes. We expect that generally the level of the Long Index and the Short Index relative to one another on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	the volatility of the Long Index and the Short Index (i.e., the frequency and magnitude of changes in the level of the Index);

Risk Factors

➢	the composition of the Indexes;
➢	the market price of the Index Constituent Stocks;
➢	the dividend rate paid on the Index Constituent Stocks (while not paid to holders of the Notes, dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Indexes, and therefore affect the market value of the Notes);
➢	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-maker;
➢	interest rates in the market;
➢	the time remaining to the maturity of the Notes;
➢	the creditworthiness of UBS; and
➢	geographical, economic, financial, political, regulatory or judicial events that affect the level of each Index or the market price of the Index Constituent Stocks or that affect stock markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

In addition, certain of these factors may affect each Index differently and therefore have a greater impact on the level of one Index relative to the other Index. As a result, the market value of your Notes or the payment at maturity for your Notes may be adversely affected to the extent these factors negatively affect the Long Index relative to the Short Index.

There may not be an active trading market in the Notes — Sales in the secondary market may result in significant losses.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Changes that affect the Long Index and the Short Index will affect the market value of the Notes and the amount you will receive at maturity.

The policies Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (the “S&P 500 Index Sponsor”) with respect to the S&P 500 Index and Frank Russell Company (the “Russell 2000 Index Sponsor”) with respect to the Russell 2000 Index (S&P 500 Index Sponsor and Russell 2000 Index Sponsor collectively referred to as “Index Sponsors”) concerning the calculation of the Long Index and the Short Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in

Risk Factors

which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the indexes, could affect the indexes and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if these policies are changed, for example by changing the manner in which the Index is calculated, or if calculation or publication of the indexes is suspended or discontinued, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if an Index Ending Level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent-which initially will be UBS Securities LLC, an affiliate of UBS — may determine the Index Ending Level or fair market value of the Notes — and thus the amount payable at maturity — in a manner it considers appropriate, in its sole discretion.

UBS and its affiliates have no affiliation with the Index Sponsors and are not responsible for its public disclosure of information.

UBS and its affiliates are not affiliated with the Index Sponsors in any way (except for licensing arrangements discussed below in “The Indexes” on page S-13) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Long Index or the Short Index. If any Index Sponsor discontinues or suspends the calculation of the Long Index or the Short Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index to either the Long Index or the Short Index selected in its sole discretion. If the calculation agent determines in its sole discretion that no comparable successor index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Notes — Market Disruption Event” on page S-24 and “Specific Terms of the Notes — Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation” on page S-26. The Index Sponsors are not involved in the offer of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any actions that might affect the value of your Notes.

We have derived the information about the Index Sponsors and the Indexes in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index Sponsors or the Indexes contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Index Sponsors and the Indexes.

Historical performance of the Indexes should not be taken as an indication of the future performance of the Indexes during the term of the Notes.

The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of each Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated geographic, political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks and the level of each Index. Accordingly, the historical performance of each Index should not be taken as an indication of the future performance of that Index.

Trading and other transactions by UBS or its affiliates in the Index Constituent Stocks, futures, options, exchange-traded funds or other derivative products on the Index Constituent Stocks or Indexes may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging” on page S-28, generally we or one or more affiliates may hedge our obligations under the Notes by purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Indexes, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks

Risk Factors

or the Indexes, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of each Index or each Index Constituent Stock at any time. Although generally they are not expected to, any of these hedging activities may adversely affect the market price of the Index Constituent Stocks and/or the level of the Indexes, and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Indexes on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Index Constituent Stocks and/or the level of the Indexes and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Indexes. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Indexes and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Notes. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the level of the Indexes or the market value of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that calls into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Indexes.

Significant aspects of the tax treatment of the Notes are uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please

Risk Factors

read carefully the section entitled “What are the tax consequences of the Notes?” in the summary section on page S-3 and “Supplemental Tax Considerations” on page S-30. You should consult your tax advisor about your own tax situation.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page S-30 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Notes purchased after the bill is enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Notes.

You will not receive interest payments on the Notes or dividend payments on the Index Constituent Stocks or have shareholder rights in the Index Constituent Stocks.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on each Index Constituent Stock. As a holder of the Notes, you will not have voting rights or any other rights that holders of each Index Constituent Stock may have.

The calculation agent can postpone the determination of the Index Ending Level or the maturity date if a market disruption event occurs on the final valuation date.

The determination of the Index Ending Level for either Index may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of that Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Index Ending Level for either Index on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level for either Index will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Notes — Market Disruption Event” on page S-24.

Risk Factors

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes — Role of Calculation Agent” on page S-27. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or an Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Indexes

The S&P 500® Index

We have derived all information regarding the S&P 500® Index (the “S&P 500 Index”) contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change, by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P 500 Index Sponsor”). We do not assume any responsibility for the accuracy or completeness of such information. S&P 500 Index Sponsor has no obligation to continue to publish the S&P 500 Index, and may discontinue publication of the S&P 500 Index.

The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies (the “S&P Index Constituent Stocks”) as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P 500 Index Sponsor chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of equities, which S&P 500 Index Sponsor uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P 500 Index Sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index with the number of companies currently included in each group, as of April 24, 2008, indicated in parentheses: Consumer Discretionary (86), Consumer Staples (40), Energy (36), Financials (92), Health Care (51), Industrials (56), Information Technology (71), Materials (28), Telecommunication Services (9) and Utilities (31). S&P 500 Index Sponsor may, from time to time, in its sole discretion, add companies to or delete companies from the S&P 500 Index to achieve the objectives stated above.

S&P 500 Index Sponsor calculates the S&P 500 Index by reference to the prices of the S&P 500 Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the S&P 500 Index Constituent Stocks and received the dividends paid on such stocks.

Computation of the Index

S&P 500 Index Sponsor currently computes the S&P 500 Index as of a particular time as follows:

➢	the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the “market value” of that stock);
➢	the market values of all component stocks as of that time are aggregated;
➢	the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;
➢	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);
➢	the current aggregate market value of all component stocks is divided by the base value; and
➢	the resulting quotient, expressed in decimals, is multiplied by ten.

The Indexes

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P 500 Index Sponsor announced that it would transition to using a “float-adjusted” number of shares to calculate the Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock’s market value. The transition to float adjustment took place in two steps. The first step took place in March 2005, when S&P 500 Index Sponsor began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P 500 Index Sponsor began using only the float-adjusted number of shares to calculate market value.

S&P 500 Index Sponsor adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P 500 Index Sponsor to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

➢	the issuance of stock dividends;
➢	the granting to shareholders of rights to purchase additional shares of stock;
➢	the purchase of shares by employees pursuant to employee benefit plans;
➢	consolidations and acquisitions;
➢	the granting to shareholders of rights to purchase other securities of the issuer;
➢	the substitution by S&P 500 Index Sponsor of particular component stocks in the Index; or
➢	other reasons.

In these cases, S&P 500 Index Sponsor first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value  ×
New Market Value

Old Market Value

  =  New Base Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P 500 Index or any successor index. While S&P 500 Index Sponsor currently employs the above methodology to calculate the S&P 500 Index, no assurance can be given that S&P 500 Index Sponsor will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes. S&P 500 Index Sponsor does not guarantee the accuracy or the completeness of the S&P 500 Index or any data included in the S&P 500 Index. S&P 500 Index Sponsor assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P 500 Index. S&P 500 Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P 500 Index or the manner in which the S&P 500 Index is applied in determining the amount payable at maturity.

The Indexes

License Agreement

S&P 500 Index Sponsor and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P 500 Index, in connection with securities, including the Notes. The S&P 500 Index is owned and published by S&P 500 Index Sponsor.

The license agreement between S&P 500 Index Sponsor and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P 500 Index Sponsor. S&P 500 Index Sponsor makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500 Index to track general stock market performance. S&P 500 Index Sponsor’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P 500 Index Sponsor and of the S&P 500 Index which is determined, composed and calculated by S&P 500 Index Sponsor without regard to UBS or the Notes. S&P 500 Index Sponsor has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P 500 Index Sponsor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P 500 Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P 500 INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P 500 INDEX SPONSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P 500 INDEX SPONSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P 500 INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P 500 INDEX SPONSOR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s,” “S&P,” “S&P 500,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P 500 Index Sponsor and S&P 500 Index Sponsor makes no representation regarding the advisability of investing in the Notes.

The Indexes

Historical Closing Levels of the S&P 500® Index

Since its inception, the S&P 500 Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the S&P 500 Index during any period shown below is not an indication that the value of the S&P 500 Index is more or less likely to increase or decrease at any time during the term of the Notes.

The historical S&P 500 Index levels do not give an indication of future performance of the S&P 500 Index. UBS cannot make any assurance that the future performance of the S&P 500 Index or the S&P 500 Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the S&P 500 Index on April 25, 2008 was 1397.84.

The graph below illustrates the performance of the S&P 500 Index from February 27, 1998 through April 25, 2008.

The Indexes

Russell 2000® Index (the “Short Index”)

We have derived all information regarding the Russell 2000® Index (the “Russell 2000 Index”) contained in this prospectus supplement, including its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company (the “Russell 2000 Index Sponsor”). The Russell 2000 Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Russell 2000 Index. We do not assume any responsibility for the accuracy or completeness of any information relating to the Russell 2000 Index. The Russell 2000 Index is an index calculated, published, and disseminated by the Russell 2000 Index Sponsor, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Index Constituent Stocks”), incorporated and domiciled in the United States and its territories. All 2,000 stocks are traded on the New York Stock Exchange, the American Stock Exchange LLC, or NASDAQ, and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market. The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the United States equity market.

Stocks Included in the Russell 2000® Index

Only common stocks belonging to corporations domiciled in the United States and its territories are eligible for inclusion in the Russell 3000® Index and the Russell 2000 Index. Stocks traded on United States exchanges but domiciled in other countries are excluded. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants, and rights also are excluded.

Trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds, and limited partnerships that are traded on United States exchanges also are ineligible for inclusion. Real Estate Investment Trusts and Beneficial Trusts, however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in the Russell 2000 Index, although exceptions to this general rule have been made where the Russell 2000 Index Sponsor has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company’s shares times the total number of available shares, as described below. Based on closing values on May 31 of each year, the Russell 2000 Index Sponsor reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies. As of the last Friday in June of each year, the Russell 2000 Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year. Real-time dissemination of the Russell 2000 Index began on January 1, 1987.

Computation of the Index

As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the Russell 2000 Index Constituent Stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the

The Indexes

most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in SEC filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

➢	ESOP or LESOP shares — shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;
➢	Corporate cross-owned shares — when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;
➢	Large private and corporate shares — when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding. However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and
➢	Unlisted share classes — classes of common stock that are not traded on a United States securities exchange or NASDAQ.

The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required.

➢	“No Replacement” Rule — Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over a year will fluctuate according to corporate activity.
➢	Rule for Corporate Action-Driven Changes — When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from the Russell 2000 Index at the open of trading on the ex-date using the previous day’s closing prices.
➢	When acquisitions or mergers take place within the Russell 2000 Index, the stock’s capitalization moves to the acquiring stock; as a result, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final.
➢	Deleted Stocks — When deleting stocks from the Russell 2000 Index as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the OTC Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on the primary exchange. There may be corporate events, like mergers or acquisitions, which result in the lack of a current market price for the deleted security, and in such an instance the latest primary exchange closing price available will be used.
➢	Additions for Spin-Offs — Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

The Indexes

➢	Quarterly IPO Additions — Eligible companies that have recently completed an initial public offering are added to the Russell 2000 Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000® Index. Eligible companies will be added to the Russell 2000 Index using their industry’s average style probability established at the latest constitution.

In order to be added in a quarter outside of reconstitution, the IPO company must meet all Russell US Index eligibility requirements. Additionally, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (1) price/trade; (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000® Index as of the latest June reconstitution; and (3) meet criteria (1) and (2) during an initial offering period.

Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Only cumulative changes to shares outstanding greater than 5.00% are reflected in the Russell 2000 Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Neither we nor any of our affiliates, including the agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Russell 2000 Index or any successor Russell 2000 Index. The Russell 2000 Index Sponsor does not guarantee the accuracy or the completeness of the Russell 2000 Index or any data included in the Russell 2000 Index. The Russell 2000 Index Sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Russell 2000 Index. The Russell 2000 Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Russell 2000 Index or the manner in which the Russell 2000 Index is applied in determining the amount payable at maturity.

License Agreement

We have entered into a non-exclusive license agreement with the Russell 2000 Index Sponsor providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indexes owned and published by the Russell 2000 Index Sponsor (including the Russell 2000 Index) in connection with certain securities, including the Notes.

The license agreement between us and the Russell 2000 Index Sponsor requires that the following language be stated in this index supplement:

The Notes are not sponsored, endorsed, sold, or promoted by the Russell 2000 Index Sponsor. The Russell 2000 Index Sponsor makes no representation or warranty, expressed or implied, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. The Russell 2000 Index Sponsor’s publication of the Russell 2000 Index in no way suggests or implies an opinion by the Russell 2000 Index Sponsor as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. The Russell 2000 Index Sponsor’s only relationship to us is the licensing of certain trademarks and trade names of the Russell 2000 Index Sponsor and of the Russell 2000 Index which is determined, composed, and calculated by the Russell 2000 Index Sponsor without regard to us or the Notes. The Russell 2000 Index Sponsor is not responsible for and has not reviewed the Notes nor any associated literature or publications and the Russell 2000 Index Sponsor makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. The Russell 2000 Index Sponsor reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Russell 2000 Index. The Russell 2000 Index Sponsor has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

The Indexes

THE RUSSELL 2000 INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND THE RUSSELL 2000 INDEX SPONSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THE RUSSELL 2000 INDEX SPONSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. THE RUSSELL 2000 INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE RUSSELL 2000 INDEX SPONSOR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Closing Levels of the Russell 2000® Index

Since its inception, the Russell 2000 Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Russell 2000 Index during any period shown below is not an indication that the value of the Russell 2000 Index is more or less likely to increase or decrease at any time during the term of the Notes.

The historical Russell 2000 Index levels do not give an indication of future performance of the Russell 2000 Index. UBS cannot make any assurance that the future performance of the Russell 2000 Index or the Russell 2000 Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Russell 2000 Index on April 25, 2008 was 721.88.

The graph below illustrates the performance of the Russell 2000 Index from February 27, 1998 through April 25, 2008.

The Indexes

Historical Comparative Performance of the Long Index and the Short Index

The graph below illustrates the historical performance of the Long Index contrasted against the historical performance of the Short Index, for the period beginning February 27, 1998 and ending April 25, 2008.

Source: Bloomberg L.P.

The table below represents the annual performance value for each Index for each year, beginning with 1998 through April 25, 2008.

Year	S&P 500 Index	Russell 2000 Index	Relative Performance Value
1998	26.67%	-3.45%	30.12%
1999	19.53%	19.62%	-0.09%
2000	-10.14%	-4.20%	-5.94%
2001	-13.04%	1.03%	-14.07%
2002	-23.37%	-21.58%	-1.79%
2003	26.38%	45.37%	-18.99%
2004	8.99%	17.00%	-8.00%
2005	3.00%	3.32%	-0.32%
2006	13.62%	17.00%	-3.38%
2007	3.53%	2.82%	0.71%
2008(1)	-4.80%	-5.76%	0.96%
(1)	Actual as of April 25, 2008

Valuation of the Notes

At maturity.  At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the comparative performance of the Long Index and the Short Index during the term of the Notes.

➢	If the Long Index Return is greater than the Short Index Return, you will receive an amount per Note calculated as follows:

$10 + ($10 x Participation Rate x Relative Performance Amount).

➢	If the Long Index Return and Short Index Return are equal, you will receive $10 per Note.
➢	If the Short Index Return is greater than the Long Index Return, you will receive an amount per Note calculated as follows (because the Relative Performance Amount will be negative, you will receive less than $10 per Note, but in no event will you lose more than your principal):

$10 + ($10 x Relative Performance Amount).

The Notes do not guarantee any return of principal at maturity. You may lose some or all of your investment if the Long Index does not outperform the Short Index. For a description of how your payment at maturity will be calculated, see “What are the steps to calculate payment at maturity?” on page S-3 and “Specific Terms of the Notes — Payment at Maturity” on page S-23.

Prior to maturity.  You should understand that the market value of the Notes prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Indexes on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the volatility of the Indexes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-7 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

Specific Terms of the Notes

In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to “Long Index” mean the S&P 500 Index and references to “Short Index” mean the Russell 2000 Index.

Coupon

We will not pay you interest during the term of the Notes.

Denomination

Your minimum investment is 100 Notes at a principal amount of $10.00 per Note (a minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

Payment at Maturity

At maturity, you will receive a cash payment per $10 principal amount of the Notes determined as follows.

➢	If the Long Index Return is greater than the Short Index Return, you will receive an amount per Note calculated as follows:

$10 + ($10 × Participation Rate × Relative Performance Amount).

➢	If the Long Index Return and Short Index Return are equal, you will receive $10 per Note.
➢	If the Short Index Return is greater than the Long Index Return, you will receive an amount per Note calculated as follows (because the Relative Performance Amount will be negative, you will receive less than $10 per Note, but in no event will you lose more than your principal):

$10 + ($10 × Relative Performance Amount).

The “Participation Rate” is 111%.

The “Relative Performance Amount” will be calculated as follows:

Long Index Return – Short Index Return

Specific Terms of the Notes

The “Index Return” (the “Long Index Return” and the “Short Index Return”) for each Index will be determined as follows:

Index Ending Level – Index Starting Level

Index Starting Level

The “Index Starting Level” is 1397.84, for the Long Index, and 721.88, for the Short Index, the closing level of each respective Index on April 25, 2008 (the “trade date”).

The “Index Ending Level” will be the closing level of each respective Index on October 27, 2009 (the “final valuation date”).

The Notes do not guarantee any return of principal at maturity. You may lose some or all of your investment if the Long Index does not outperform the Short Index.

Maturity Date

The maturity date will be October 30, 2009 (a term of 18 months), unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date as determined in accordance with “ — Final Valuation Date” below, then the maturity date will be the third business day following such final valuation date. The calculation agent may postpone the final valuation date — and therefore the maturity date — if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “ — Market Disruption Event” below.

Final Valuation Date

The final valuation date will be October 27, 2009, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, will the final valuation date for the Notes be postponed by more than 10 business days.

Market Disruption Event

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent's discretion, constitute a market disruption event, the calculation agent in its discretion may waive its right to postpone the final valuation date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Ending Level of the underlying index or one or more basket indexes. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:

➢	a termination, suspension, absence or material limitation of trading in a material number of Index

Specific Terms of the Notes

Constituent Stocks for more than two hours or during the one-half hour before the close of trading in the market or markets where such Index Constituent Stocks are traded, as determined by the calculation agent in its sole discretion;
➢	a termination, suspension, absence or material limitation of trading in any futures contract included in the Indexes;
➢	a change in the settlement price of any futures contract included in the Indexes by an amount equal to the maximum permitted price change from the previous day’s settlement price;
➢	either Index is not published, as determined by the calculation agent in its sole discretion; or
➢	in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
➢	a decision permanently to discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stock.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “ — Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day

Specific Terms of the Notes

and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Indexes; Alteration of Method of Calculation

If any Index Sponsor discontinues publication of its respecitve Index and it or any other person or entity publishes as a substitute index that the calculation agent determines is comparable to the discontinued Index and approves such substitute index as a successor index then the calculation agent will determine the Relative Performance Amount, Index Return, Index Starting Level, Index Ending Level and the amount payable at maturity by reference to such successor index.

Specific Terms of the Notes

If the calculation agent determines that the publication of either of the Indexes is discontinued and that there is no successor index on any date when the value of the discontinued Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in either of the Indexes or the method of calculating either of the Indexes has been changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the Index Constituent Stocks and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the constituent stocks of such Index or their issuers or is due to any other reason — that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Relative Performance Amount, Index Return, Index Starting Level, Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the affected Index that it believes are appropriate to ensure that the Relative Performance Amount used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Relative Performance Amount, Index Return, Index Starting Level, Index Ending Level, the amount payable at maturity or otherwise relating to the level of the affected Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “ — Maturity Date” and “ — Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Relative Performance Amount, the Index Return, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The Notes will be booked through USB, AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Indexes or the market price of gold and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Indexes prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange- traded funds or other instruments based on the level of the Indexes or the value of the Index Constituent Stocks;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indexes or stocks; or
➢	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Indexes or indexes designed to track the performance of the Indexes, or other components of equity markets related to the Index Constituent Stocks.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Risk Factors” beginning on page S-7 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of December 31, 2007 (audited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	405,220	357,457
Total Debt	405,220	357,457
Minority Interest(2)	6,951	6,132
Shareholders’ Equity	35,585	31,391
Total capitalization	447,756	394,979

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position based on the remaining maturities.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.88213 the exchange rate in effect as of December 31, 2007.

Supplemental Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you acquire Notes in the offering and you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a life insurance company,
➢	a tax-exempt organization,
➢	a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or
➢	United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Supplemental Tax Considerations

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a pre-paid derivative contract relating to the Long Index and the Short Index and the terms of the Notes require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for them. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

Alternative Treatments. The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Notes purchased after the bill is enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Notes.

It is also possible that the Notes could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale, exchange or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your

Supplemental Tax Considerations

Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, exchange or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that (i) any gain or loss that you recognize upon the exchange or maturity of the Notes should be treated as ordinary gain or loss or (ii) you should be required to accrue interest income over the term of your Notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
•	the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,
•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
•	in certain circumstances, fails to comply with applicable certification requirements.

Supplemental Tax Considerations

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,
•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a Note effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

•	a United States person,
•	a controlled foreign corporation for United States tax purposes,
•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
•	a foreign partnership, if at any time during its tax year:
•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
•	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“The PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Introduction	3
Cautionary Note Regarding Forward- Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Relative Performance Securities

UBS AG $1,705,000 Relative Performance Securities Linked to the Relative Performance of the S&P 500® Index and the Russell 2000® Index due October 30, 2009

Prospectus Supplement

April 25, 2008
(To Prospectus dated March 27, 2006)

UBS Investment Bank
UBS Financial Services Inc.